AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the “Amendment”) dated as of January 30, 2020, is entered into between Christopher J. Baldwin (the “Executive”), BJ’s Wholesale Club, Inc., a Delaware Corporation (the “Company”) and BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (“BJ’s Holdings”).

W I T N E S S E T H

WHEREAS, the parties desire to make certain amendments to that certain Employment Agreement by and among the parties, dated as of September 1, 2015 (the “Agreement”), as amended; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is acknowledged by each party, and intending to be legally bound hereby, the Company, BJ’s Holdings, and the Executive agree that, effective as of the date hereof, the Agreement is hereby amended as follows:

A.	Amendment

i.	The first sentence of Section 1.2 of the Agreement is deleted in its entirety and replaced with the following:

“1.2 Duties. The Executive shall serve the Company as its Executive Chair to serve in such capacity or other capacities consistent therewith as designated by the Board of Directors of the Company (the “Company Board”) and the Board of Directors of BJ’s Holdings (the “BJ’s Holdings Board” and, together with the Company Board, the “Boards”). The Executive agrees to devote such time as is reasonably and customarily necessary to perform completely his duties to the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the advance written approval of the BJ’s Holdings Board, or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of his duties to the Company as provided in this Agreement. During the term of this Agreement, Executive shall comply with the Company’s stock ownership and trading policies as such policies apply to the Company’s Chief Executive Officer.”

ii.	The first sentence of Section 2.1 is deleted in its entirety and replaced with the following:

“The Executive shall receive a base salary at the rate of $1,350,000 per year.”

iii.	Section 2.2 of the Agreement is deleted in its entirety and replaced with the following:

“2.2. Annual Cash Bonus. With respect to the fiscal year commencing February 2, 2020 the Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Cash Bonus”), with a target bonus opportunity equal to 150% of Base Salary for the applicable year, which shall be payable based upon the attainment of individual and/or Company performance goals established by the BJ’s Holdings Board in its sole discretion in consultation with the Executive. If the Executive is employed for less than 100% of the fiscal year, such Annual Cash Bonus shall be prorated based on the number of days in which he is employed during such fiscal year. For example, if Executive’s employment were to cease on August 2, 2020, Executive’s Annual Cash Bonus would be prorated by 50% for fiscal year 2021. Such Annual Cash Bonus shall be payable on such date as is determined by the BJ’s Holdings Board within 120 days following the end of the fiscal year with respect to which it relates.”

iii.	The first sentence of Section 3.1 of the Agreement is deleted in its entirety and replaced with the following:

“The Executive’s employment pursuant to this Agreement shall terminate upon the earliest to occur of (i) August 2, 2020, unless the Company and Executive mutually agree to continue Executive’s employment to a different date; (ii) the Executive’s death, (iii) a termination by reason of disability, (iv) a termination by the Company with Cause, or (v) a termination by the Executive for or without Good Reason.”

iv.	Section 3.5(b)(1)-(3) of the Agreement is deleted in its entirety, and Section 3.5(b)(4) is renumbered to be Section 3.5(b)(1).

B.	Incorporation. This Amendment is hereby incorporated into and made a part of the Agreement, which is affirmed, ratified and continued as amended hereby.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.
BJ’S WHOLESALE CLUB, INC.

By: /s/ Graham Luce
Name: Graham Luce
Title:    Senior Vice President, General Counsel

Acknowledged and agreed as of the first date set forth above:

BJ’s WHOLESALE CLUB HOLDINGS, INC.

By: /s/ Graham Luce
Name: Graham Luce
Title: SVP, Secretary

Acknowledged and agreed as of the first date set forth above:

CHRISTOPHER J. BALDWIN

/s/ Christopher J. Baldwin